INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 23rd day of March, 2015, by and among _____, (the “Sub-Advisor”), and Aurora Investment Management L.L.C. a Delaware limited liability company located at 300 North LaSalle Street, 52nd Floor, Chicago, Illinois 60654 (the “Advisor”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Aurora Horizons Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of February 21, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to provide a continuous investment program for a portion of the Fund’s assets and the Sub-Advisor is willing to do so pursuant to this Investment Sub-Advisory Agreement (the “Agreement”); and

WHEREAS, the Advisor has the authority to determine, subject to the oversight of the Board of Trustees of the Trust, the amount of the Fund’s assets to be advised by the Sub-Advisor.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Appointment and Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (those assets being referred to as the “Sub-Advisor Account”).  In performing its obligations under this Agreement, the Sub-Advisor may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates; provided, however, that certain of the Sub-Advisor’s supervised persons and access persons that will work on behalf of the Sub-Advisor with respect to the Sub-Advisor Account may be employed by its affiliates, Pine River Domestic Management L.P. and Pine River Capital Partners (U.K.) LLP; provided, further, that all such supervised persons and access person must be subject to Sub-Advisor’s supervision, code of ethics and compliance policies and procedures.

(b)
Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)	Representations, Warranties and Covenants of the Sub-Advisor. The Sub-Advisor represents, warrants, covenants and agrees that it:

(i)
is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it;

(ii)
has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iii)
has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Sub-Advisor enforceable against the Sub-Advisor in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally or by general equitable principles;

(iv)	is registered and will maintain its registration as an investment adviser under the Advisers Act;

(v)
shall promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(vi)
is registered with the Commodity Futures Trading Commission (“CFTC”) as a “commodity trading advisor” and is a member in good standing of the National Futures Association (“NFA”).  The Sub-Advisor intends to treat the Fund as an exempt account under CFTC Rule 4.7.  The Sub-Advisor will notify the Advisor immediately upon having a reasonable basis for believing that the Sub-Advisor will withdraw its commodity trading advisor registration.  In addition, the Sub-Advisor will promptly notify the Advisor if it withdraws its notice of claim of exemption pursuant to Rule 4.7(c). The Sub-Advisor’s reliance on Rule 4.7(c) will not affect its obligation to comply with all other applicable provisions of the Commodity Exchange Act (“CEA”) or the rules of the CFTC and NFA for which Rule 4.7(c) does not provide an exemption;

(vii)	shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Advisor with regard to the Fund;

(viii)	shall cooperate by assisting the Advisor in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or CFTC regulations;

(ix)
has delivered to the Advisor and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall (i) promptly furnish the Advisor and the Trust all material amendments or supplements to its Form ADV and (ii) any non-material amendments or supplements to its Form ADV on at least a quarterly basis;

(x)
has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement.  On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Advisor regarding the Sub-Advisor’s and its access persons’ compliance (except as otherwise noted in the certification) with the Sub-Advisor’s code of ethics with respect to the Sub-Advisor Account, and (ii) identifying any material violations which have occurred with respect to the Sub-Advisor Account;

(xi)
upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees, and its agents to examine the records relevant to the Sub-Advisor’s code of ethics in connection with the Sub-Advisor Account; provided that this shall not require the Sub-Advisor to provide holding reports or transaction reports of any person filing such reports under the code of ethics of Sub-Advisor (or similar documents detailing personal trades) unless related to a material violation of the code of ethics.  For avoidance of doubt, any reports prepared by the Sub-Advisor’s chief compliance officer related to Sub-Advisor’s code of ethics or other privileged and confidential matters will be redacted, in Sub-Advisor’s reasonable discretion, to eliminate provisions thereof that do not pertain to the Sub-Advisor Account.

(xii)	is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(xiii)
shall promptly notify the Advisor in the event that the Sub-Advisor becomes aware that the Sub-Advisor (a) is the subject of a disciplinary administrative proceeding (including but not limited to those proceedings which seek a cease and desist order, an accounting or disgorgement, affirmative corrective action or an officer or director bar) or enforcement action by the SEC, CFTC or other regulatory authority (unless prohibited by applicable law) or (b) has been served, or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Advisor, or the Advisor or any of their affiliates which might reasonably be expected to result in a material adverse effect on the Trust, the Fund, or the Sub-Advisor, or the Advisor, or which might reasonably be expected to materially impair the Sub-Advisor’s ability to discharge its obligations under this Agreement;

(xiv)
maintains errors and omissions insurance coverage in an appropriate scope and amount (as reasonably determined by the Sub-Advisor) and shall upon request provide to Advisor any information it may reasonably require concerning the amount of or scope of such insurance;

(xv)
is not a party to any agreement, arrangement, or understanding such as a non-compete that would restrict, limit, or otherwise interfere with the ability of the Trust, the Advisor or any of their respective affiliates to engage the Sub-Advisor to manage the Sub-Advisor Account or any other assets managed by Advisor or any of its affiliates;

(xvi)
has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor and its supervised persons.  Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Sub-Advisor Account.  The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures; and

(xvii)	acknowledges receipt of the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”).

(d)	Representations, Warranties and Covenants of Advisor. The Advisor represents, warrants, covenants and agrees that it:

(i)
is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it;

(ii)	has been appointed by the Board of Trustees of the Trust to serve as the investment adviser to the Fund;

(iii)
has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iv)
has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Advisor enforceable against the Advisor in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally or by general equitable principles;

(v)	is registered and will maintain its registration as an investment adviser registered under the Advisers Act;

(vi)	has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor, subject to the approval by the Board of Trustees of the Trust;

(vii)
is registered with the CFTC in all capacities, if any, in which the Advisor is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(viii)	shall comply with such other requirements of the CEA and CFTC regulations that apply to Advisor with regard to the Fund;

(ix)
shall promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(x)
shall promptly notify the Sub-Advisor in the event that the Advisor becomes aware that the Advisor (a) is the subject of a disciplinary administrative proceeding (including but not limited to those proceedings which seek a cease and desist order, an accounting or disgorgement, affirmative corrective action or an officer or director bar) or enforcement action by the SEC, CFTC or other regulatory authority (unless prohibited by applicable law) or (b) has been served, or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Advisor, or the Advisor or any of their affiliates which might reasonably be expected to result in a material adverse effect on the Trust, the Fund, the Sub-Advisor, or the Advisor, or which might reasonably be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement or the Investment Advisory Agreement;

(xi)
has adopted and implemented a written code of ethics reasonably designed to comply with the requirements of Rule 17j-1 under the 1940 Act and written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Advisor, its employees, and officers;

(xii)
has provided the Sub-Advisor the Trust’s and Advisor’s SEC exemptive order under Section 6(c) of the 1940 Act from Section 15(a) of the 1940 Act and Rule 18f-2 thereunder and from certain disclosure requirements under various rules and forms (the “Relief”) and will comply with the applicable conditions for such Relief to the extent that Advisor relies on the Relief with respect to the Fund.

(xiii)
has filed on the Trust’s behalf, or the Trust has filed, a notice of eligibility with the NFA for an exclusion from the definition of the term “commodity pool operator” pursuant to CFTC Rule 4.5 with respect to the Fund’s trading in commodity interests and will promptly notify the Sub-Advisor in the event that this intent changes or the Advisor becomes aware that the Fund no longer qualifies for such exclusion; and further that the Fund is a “qualified eligible person” as that term is defined under CFTC Rule 4.7 and consents on behalf of the Fund to such Fund being treated as an exempt account under CFTC Rule 4.7;

(xiv)	has received a copy of Part 2 of Sub-Advisor’s Form ADV; and

(xv)
has provided the Sub-Advisor with the Fund’s most current Prospectus and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as in effect from time to time.  The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Advisor to carry out its obligations under this Agreement.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision of the Advisor and oversight of the Board of Trustees, the Sub-Advisor shall have discretionary authority for the making of investment decisions for the Sub-Advisor Account, including purchase, retention, disposition, exchange, conversion, borrowing, and covering/collateralizing  of securities and other investments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and in accordance with this Agreement.  The Sub-Advisor shall determine what portion of the Sub-Advisor Account will be invested or held uninvested as cash consistent with the investment program formulated by the Sub-Advisor.  The Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Advisor Account pursuant to this Agreement if the Advisor deems such allocation appropriate.

(a)	In providing its services under this Agreement, the Sub-Advisor shall be subject to and comply with:

(i)
this Agreement, the 1940 Act, the regulations and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the SEC thereunder and all applicable securities laws in the jurisdiction where the Sub-Advisor is located or in which the Sub-Advisor Account invests, as amended from time to time (collectively, “Relevant Law”);

(ii)	the Investment Guidelines (as defined in Section 4) of the Sub-Advisor Account furnished pursuant to Section 4;

(iii)	the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(iv)	the supervision of the Board of Trustees of the Trust; and

(v)	such specific instructions as the Board of Trustees of the Trust or the Advisor may adopt and communicate to the Sub-Advisor.

The Sub-Advisor shall promptly notify Advisor if it is unable to comply with any of the foregoing.

(b)
For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Sub-Advisor Account.

(c)
The Sub-Advisor shall monitor its compliance with the Investment Guidelines and the Prospectus at all times and shall report to Advisor immediately any transactions or holdings that are in violation of the Investment Guidelines or the Prospectus.  The Sub-Advisor shall have the sole obligation to correct any violation of the Investment Guidelines or Prospectus.

(d)
If for any reason that is beyond the control of the Sub-Advisor, including market movements, contributions to or withdrawals from the Sub-Advisor Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Sub-Advisor Account ceases to comply with the Investment Guidelines or the Prospectus, then the Sub-Advisor must promptly remedy the non-compliance.

(e)	The Sub-Advisor must use reasonable efforts to satisfy any instruction from the Board of Trustees of the Trust or the Advisor relating to the assets allocated to the Sub-Advisor Account promptly.

(f)	The Sub-Advisor will, at its own expense:

(i)
advise the Advisor in connection with investment policy decisions to be made by it regarding the Sub-Advisor Account and, upon request, furnish the Advisor with research, economic and statistical data in connection with the Sub-Advisor Account’s investments and investment policies;

(ii)
furnish the Fund’s custodian (“Custodian”) with daily information as to executed trades.  The Custodian should receive this data by the close of business each day, but no later than 11:00 a.m. Eastern time the following business day;

(iii)
submit such reports and information as the Advisor or the Fund may reasonably request to assist the Custodian, administrator or fund accounting agent in its or their determination of the market value of securities held in the Fund.  Such assistance includes (but is not limited to):  (a) designating and providing access to one or more employees of the Sub-Advisor who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Advisor or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Advisor Account, upon the reasonable request of the Advisor or Custodian; (c) upon the request of the Advisor or Custodian, confirming pricing and providing recommendations for fair valuations; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Advisor or Trust upon request, with such records being deemed Trust records.  The parties acknowledge that the Sub-Advisor and the Custodian or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies, and the parties acknowledge and agree that the Trust’s Valuation Committee acting under the supervision of the Trust’s Board of Trustees, and not the Sub-Advisor, has ultimate responsibility for determining the fair value of the securities in the Sub-Advisor Account as set forth in the Trust’s Pricing Policy;

(iv)	place orders for purchases and sales of portfolio investments for the Sub-Advisor Account;

(v)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Sub-Advisor Account;

(vi)
maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Advisor Account as are required to be maintained by the Trust in accordance with applicable laws and regulations, including but not limited to the 1940 Act.  The Sub-Advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Advisor pursuant to this Agreement required to be prepared and maintained by the Sub-Advisor or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Sub-Advisor Account, which are in possession of the Sub-Advisor, shall be the property of the Trust.  The Advisor or its representatives shall have access to such books and records at all times during the Sub-Advisor’s normal business hours.  Upon the reasonable request of the Advisor, copies of any such books and records shall be provided promptly by the Sub-Advisor to the Advisor or its representatives;

(vii)	cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

(viii)
provide reasonable assistance as needed in the preparation, as pertaining to the Sub-Advisor Account, of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

(ix)	prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, if required, with respect to securities held in the Sub-Advisor Account;

(x)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 9 hereof;

(xi)
notify the Advisor and the Trust of any change in its ownership, including any change of control under the Advisers Act, and of any changes to key personnel who are either portfolio manager(s) of the Sub-Advisor Account or senior management of the Sub-Advisor in time sufficiently prior to any such change to enable the Advisor and the Trust to comply with the provisions of the 1940 Act or the Advisers Act and the rules and regulations thereunder;

(xii)
report to the Advisor, upon request, prior to each meeting of the Board of Trustees, all material changes in the Sub-Advisor Account since the prior report, and will also keep the Advisor informed of important developments affecting the Sub-Advisor Account and the Sub-Advisor, and on its own initiative, or as reasonably requested by the Advisor, will furnish the Board of Trustees from time to time with such information as the Sub-Advisor may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Advisor Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Advisor Account maintains investments, or otherwise;

(xiii)
provide reasonable assistance to the Trust, with respect to the Sub-Advisor’s management of the Sub-Advisor Account, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and (b) Rule 38a-1 of the 1940 Act.  With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in material compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports; (v) promptly providing special reports to the Trust’s chief compliance officer upon reasonable request; and (vi) promptly providing notice of any material compliance matters;

(xiv)	attend regular business and investment related meetings with the Board of Trustees and the Advisor, as reasonably requested by the Trust, the Advisor, or both; and

(xv)
within the time period agreed upon between the Advisor and Sub-Advisor following a calendar quarter end, the Sub-Advisor’s chief compliance officer shall complete and deliver a compliance questionnaire to Advisor, certifying that no material breaches of policy or procedures have occurred in relation to the Sub-Advisor Account.

3.	PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, the Sub-Advisor will vote all proxies with respect to investments of the Sub-Advisor Account in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor.  The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Advisor Account.  The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act.  Upon reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Sub-Advisor Account, including but not limited to those required by Form N-PX.  Upon request of the Advisor, the Sub-Advisor will also provide a certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records and/or any proxy voting information included in any proposed report or filing of the Fund, including Form N-PX.

The Sub-Advisor shall have the power, authority, responsibility, and obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or other investments held at any time in the Sub-Advisor Account, including, without limitation, filing proofs of claim or other documents related to such proceedings (the “Litigation”), and to investigate, initiate, supervise, or monitor the Litigation involving Sub-Advisor Account’s assets. Notwithstanding the foregoing, the Sub-Advisor shall seek the Advisor’s written approval prior to commencing any Litigation. In addition, the Sub-Advisor agrees that it shall provide the Advisor with any and all documentation or information relating to the Litigation as may reasonably be requested by the Advisor.

4.	INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS.

Advisor shall provide the Sub-Advisor with a statement of the investment objectives and policies of the Sub-Advisor Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Prospectus.  Advisor retains the right, on written notice to the Sub-Advisor from Advisor, to modify the Investment Guidelines in any manner at any time and the Sub-Advisor shall comply with the amended Investment Guidelines in accordance with reasonable timelines established for such change.  The Investment Guidelines, as amended from time to time, are hereby incorporated into this Agreement.

5.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)
brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments, including all executing, clearing, exchange and swaps execution facility fees;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Sub-Advisor Account, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for the operation of the management of the Sub-Advisor Account.  In order to minimize the need and expense on Advisor of convening a special Board of Trustees meeting, the Sub-Advisor agrees that, to the extent reasonably practical, the Sub-Advisor will provide Advisor sufficient notice of any material changes to the Sub-Advisor, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  The Sub-Advisor shall be responsible for its appropriate share of the costs associated with any special meetings of the Trust or shareholders convened for the primary benefit of the Sub-Advisor (including, but not limited to, the appropriate share of legal fees associated with preparing a proxy statement and associated mailing and solicitations costs).  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor an annual sub-advisory fee at the rate set forth on Schedule A (for the payment of which the Fund shall have no obligation or liability) based on the Current Net Assets of the Sub-Advisor Account (as defined below).  Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Sub-Advisor Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Sub-Advisor Account’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

7.	PORTFOLIO TRANSACTIONS.

(a)           Subject to any limitations communicated in writing by the Advisor to the Sub-Advisor, in connection with the investment and reinvestment of the assets of the Sub-Advisor Account, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Sub-Advisor Account and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to purchases and sales of portfolio securities for said Sub-Advisor Account; provided that the Sub-Advisor, may consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security or instrument, the amount of the commission, the timing and difficulty of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions.  The Sub-Advisor shall maintain records adequate to demonstrate compliance with the best execution requirements of this section.  In accordance with the policies of the Board of Trustees and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

(b)           The Advisor authorizes and empowers, but does not require, the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements, account documentation and other documents with such brokers, dealers, counterparties and other persons as the Sub-Advisor shall select as provided above; provided that: (i) the Sub-Advisor does not contravene the Investment Guidelines or Prospectus; (ii) the Sub-Advisor does not violate the 1940 Act or applicable law; (iii) should the Sub-Advisor aggregate transactions of the Sub-Advisor with other client accounts managed by the Sub-Advisor, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Advisor Account; and (iv) the Sub-Advisor shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected, taking into account the current market environment for negotiating such terms and the terms applicable to the Sub-Advisor’s other accounts.

(c)           The Sub-Advisor may, using such of the securities and other property in the Sub-Advisor Account as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such accounts and to such brokers, dealers, counterparties and other persons as the Sub-Advisor deems desirable or appropriate.  The Sub-Advisor shall cause all securities and other property purchased or sold for the Sub-Advisor Account to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

(d)           The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

(e)           Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Trust, on behalf of the Fund, the Sub-Advisor agrees that it will not execute any portfolio transactions for the Sub-Advisor Account with a broker or dealer which is: (i) an affiliated person of the Fund, the Trust, the Sub-Advisor or the Advisor; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter.  The Advisor covenants that it will provide Sub-Advisor with the Fund’s policies and procedures regarding Rule 17e-1 under the 1940 Act.  The Sub-Advisor agrees that it will provide the Advisor with a written list of brokers and dealers that are affiliates of the Sub-Advisor and will, from time to time, update such list as necessary.  The Advisor agrees that it will provide to the Sub-Advisor a written list of all persons identified in (i) through (iii) above and will, from time to time, update such list as necessary.

(f)           If the Sub-Advisor’s instructions to the Custodian cause an overdraft of the Sub-Advisor Account, the Sub-Advisor shall bear the expenses of any resulting Custodian overdraft fee.

8.	STANDARD OF CARE; LIABILITY; INDEMNITY.

(a)           The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Advisor and its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

(b)           The Sub-Advisor shall indemnify the Trust, the Fund, the Advisor and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Advisor Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Advisor furnished in writing to the Advisor by the Sub-Advisor for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC; or (ii)  the bad faith, willful misconduct, gross negligence, or reckless disregard of obligations or duties of the Sub-Advisor in the performance of its duties under this Agreement (collectively, “Sub-Advisor Disabling Conduct”).

(c)           Except for the Sub-Advisor Disabling Conduct, the Advisor shall indemnify the Sub-Advisor and the Sub-Advisor’s officers, directors, partners, agents, employees, controlling persons, shareholders, supervised persons, access persons and any other person or entity affiliated with the Sub-Advisor (collectively, the “Sub-Advisor Indemnified Parties”) against, and hold such Sub-Advisor Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) arising out of any Proceedings in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials, reports filed with the SEC or Fund marketing materials, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Advisor by any Sub-Advisor Indemnified Party for use therein; or (ii) the Advisor’s willful misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

(d)           Notwithstanding anything to the contrary contained herein, the Sub-Advisor, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Advisor, its officers, directors, agents, employees, controlling persons or shareholders or to the Fund, Trust or their shareholders for (i) any acts or omissions of the Advisor or any other sub-advisor to the Fund with respect to the portion of the assets of the Fund not managed by the Sub-Advisor; (ii) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Advisor by the Sub-Advisor specifically for use therein; (iii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-Advisor by a duly authorized officer of the Advisor or the Trust; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; or (iv)  acts of the Sub-Advisor which result from or are based upon acts or omissions of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor or any other sub-advisor to the Fund, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request; provided, however, that the limitations on the Sub-Advisor’s liability and indemnification obligations described in (i) through (iv) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Sub-Advisor Disabling Conduct.

(e)           The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

(f)           For the avoidance of doubt, neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable under this Agreement.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)           This Agreement shall go into effect as of the first day on which the Fund first allocates capital to the Sub-Advisor Account and shall remain in effect for two years from the date hereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” and “affiliated person” used in this Agreement shall have the meanings as set forth in the 1940 Act;

(b)           This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund, without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c)           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d)           This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated and the Advisor shall notify Sub-Advisor of such termination.

10.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Sub-Advisor Account with those for other accounts managed by the Sub-Advisor or its affiliates.  When a security proposed to be purchased or sold for the Sub-Advisor Account is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account or on such other equitable basis over time as provided in Sub-Advisor’s policies and procedures relating to trade allocation.

11.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing; provided, however, that reimbursement for a trade error in the Sub-Advisor Account shall not be due and payable until it has been properly identified by, or to, the Sub-Advisor.

12.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Advisor and the Sub-Advisor.

13.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, partners, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all non-public records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be necessary where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

15.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees, to the extent applicable to its services hereunder, to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

16.	SERVICES NOT EXCLUSIVE.

It is understood and agreed that the Sub-Advisor engages in investment activities and provides investment advisory services on behalf of itself, its affiliates and other clients. The Sub-Advisor may give advice and take action with respect to the Sub-Advisor Account that differs from the advice made or recommended or actions taken with respect to itself, its affiliates or its other clients, even though one or more of the foregoing may have the same or similar investment objectives. Nothing in this Agreement imposes upon the Sub-Advisor any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Sub-Advisor Account, any security or other property which the Sub-Advisor or its partners, officers, employees, supervised persons, access persons or affiliates may purchase or sell for its or their own account(s) of for the accounts or any of their affiliates or other client.

17.	CONFIDENTIALITY.

(a)
Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  The Sub-Advisor understands that the holdings, performance or any other information regarding the Sub-Advisor Account managed by the Sub-Advisor is the property of the Trust and may be used by the Trust or by Advisor as its agent in the Fund’s discretion.  The Advisor understands and agrees that the performance and track-record of the Sub-Advisor Account is also the property of the Sub-Advisor; provided that when using such track-record, the Sub-Advisor may not identify the Fund by name.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (a) to its employees, supervised persons, agents, representatives, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law or applicable regulatory authority, provided that prior to such disclosure the receiving party, if lawful, shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory or self-regulatory audit, inquiry or inspection, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory or self-regulatory agency where possible.  The Advisor agrees that it will not duplicate or “reverse engineer” the investment and trading methodologies and strategies of the Sub-Advisor.

(b)
Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

18.	USE OF NAMES.

(a)
The Sub-Advisor from time to time shall make available, without charge to the Advisor or the Trust, the Pine River Capital Management L.P. trademark (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Prospectus and/or Fund sales literature.  Upon termination of this Agreement, the Advisor and the Trust must promptly cease use of the Mark.

(b)
During the term of this Agreement and after its termination, the Sub-Advisor shall not use the name of the Fund, the Advisor or Natixis or any combination or derivation thereof in any material relating to the Sub-Advisor in any manner not approved prior thereto in writing by the Advisor.  Notwithstanding the foregoing, the Sub-Advisor may disclose its relationship with the Advisor in SEC, CFTC and other regulatory or self-regulatory filings, specific marketing materials to prospective accounts and include the Sub-Advisor Account’s performance in calculating composites.

(c)
The Sub-Advisor shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with the Sub-Advisor’s role hereunder or which is required by any appropriate regulatory, self-regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

19.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:

Aurora Investment Management L.L.C.
300 North LaSalle Street, 52nd Floor
Chicago, IL 60654
Attn: General Counsel
Legal@aurorallc.com

SUB-ADVISOR:
_____

FUND and/or Trust:

Trust for Professional Managers
On behalf of the Aurora Horizons Fund
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo
rachel.spearo@usbank.com

20.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

21.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

22.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above and agree that this agreement shall be effective as of the first day on which the Fund first allocates capital to the Sub-Advisor Account.

AURORA INVESTMENT MANAGEMENT L.L.C. By: /s/ Patrick S. Sheedy Name: Patrick S. Sheedy Title: Portfolio Manager

[Sub-Advisor] By: Name: Title:

SCHEDULE A

SUB-ADVISORY FEES

Series of Trust for Professional Managers	Fee Rate as a Percentage of Current Net Assets of the Sub-Advisor Account
Aurora Horizons Fund Sub-Advisor:	The applicable fee rate shall be: